================================================================================

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                    among:


                             Siebel Systems, Inc.
                            a Delaware corporation;


                             OS Acquisition Corp.,
                            a Delaware corporation;


                          OpenSite Technologies, Inc.
                            a Delaware corporation


                                      and


                                 Alan Taetle,
                            as Stockholders' Agent

                          ___________________________

                           Dated as of April 5, 2000
                          ___________________________

================================================================================

1.   Description of Transaction...............................................................................................    1
     1.1      Merger of Merger Sub into the Company...........................................................................    1
     1.2      Effect of the Merger............................................................................................    1
     1.3      Closing; Effective Time.........................................................................................    2
     1.4      Certificate of Incorporation and Bylaws; Directors and Officers.................................................    2
     1.5      Conversion of Shares............................................................................................    2
     1.6      Employee Stock Options..........................................................................................    3
     1.7      Closing of the Company's Transfer Books.........................................................................    4
     1.8      Exchange of Certificates; Escrow Shares.........................................................................    4
     1.9      Dissenting Shares...............................................................................................    6
     1.10     Tax Consequences................................................................................................    7
     1.11     Accounting Treatment............................................................................................    7
     1.12     Further Action..................................................................................................    7

2.   Representations and Warranties of the Company............................................................................    7
     2.1      Due Organization; Subsidiaries; Etc.............................................................................    7
     2.2      Certificate of Incorporation and Bylaws; Records................................................................    8
     2.3      Capitalization, Etc.............................................................................................    9
     2.4      Financial Statements............................................................................................   10
     2.5      Absence of Changes..............................................................................................   11
     2.6      Title to Assets.................................................................................................   13
     2.7      Bank Accounts; Receivables......................................................................................   13
     2.8      Equipment; Leasehold............................................................................................   14
     2.9      Proprietary Assets..............................................................................................   14
     2.10     Contracts.......................................................................................................   17
     2.11     Liabilities.....................................................................................................   20
     2.12     Compliance with Legal Requirements..............................................................................   20
     2.13     Governmental Authorizations.....................................................................................   20
     2.14     Tax Matters.....................................................................................................   21
     2.15     Employee and Labor Matters; Benefit Plans.......................................................................   22
     2.16     Environmental Matters...........................................................................................   25
     2.17     Insurance.......................................................................................................   25
     2.18     Related Party Transactions......................................................................................   25

                                      i.

     2.19     Legal Proceedings; Orders.......................................................................................   26
     2.20     Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes...............................   26
     2.21     Non-Contravention; Consents.....................................................................................   27
     2.22     Vote Required...................................................................................................   28
     2.23     Full Disclosure.................................................................................................   28
     2.24     Brokers.........................................................................................................   28

3.   Certain Covenants of the Company.........................................................................................   28
     3.1      Access and Investigation........................................................................................   28
     3.2      Operation of the Company's Business.............................................................................   29
     3.3      Notification; Updates to Disclosure Schedule....................................................................   31
     3.4      No Negotiation..................................................................................................   31
     3.5      Release of Security.............................................................................................   32
     3.6      Termination of 401(k) Plan......................................................................................   32
     3.7      Termination of Letter of Intent between the Company and Bidder's Edge, Inc......................................   32
     3.8      Termination of Pledge Agreement among the Company, Kip A. Frey and Gross, Shuman, Brizdle & Gilgillan, P.C......   32
     3.9      Termination of Other Agreements.................................................................................   32

4.   Representations and Warranties of Parent and Merger Sub..................................................................   32
     4.1      SEC Filings; Financial Statements...............................................................................   33
     4.2      Due Organization................................................................................................   33
     4.3      Non-Contravention; Consents.....................................................................................   33
     4.4      Authority; Binding Nature of Agreement..........................................................................   34
     4.5      Valid Issuance..................................................................................................   34
     4.6      Absence of Changes..............................................................................................   34
     4.7      Legal Proceedings; Orders.......................................................................................   34
     4.8      Brokers.........................................................................................................   35

5.   Certain Covenants of the Parties.........................................................................................   35
     5.1      Regulatory Approvals............................................................................................   35
     5.2      Stockholders' Consent...........................................................................................   35
     5.3      Public Announcements............................................................................................   36
     5.4      Best Efforts....................................................................................................   36

                                      ii.

     5.5      Noncompetition Agreements.......................................................................................   36
     5.6      Employee Related Matters........................................................................................   36
     5.7      FIRPTA Matters..................................................................................................   36
     5.8      Release.........................................................................................................   37
     5.9      Affiliate Agreements............................................................................................   37
     5.10     Termination of Employee Plans...................................................................................   37
     5.11     Pooling of Interests............................................................................................   37
     5.12     Tax-Free Reorganization.........................................................................................   37
     5.13     Indemnification of Officers and Directors.......................................................................   37
     5.14     Fairness Hearing................................................................................................   37

6.   Conditions Precedent to Obligations of Parent and Merger Sub.............................................................   38
     6.1      Accuracy of Representations.....................................................................................   38
     6.2      Performance of Covenants........................................................................................   38
     6.3      Stockholder Approval............................................................................................   38
     6.4      Consents........................................................................................................   39
     6.5      Agreements and Documents........................................................................................   39
     6.6      FIRPTA Compliance...............................................................................................   40
     6.7      HSR Act.........................................................................................................   40
     6.8      No Restraints...................................................................................................   40
     6.9      No Legal Proceedings............................................................................................   40
     6.10     Termination of Employee Plans...................................................................................   40
     6.11     Termination of Agreements.......................................................................................   40
     6.12     No Material Adverse Change......................................................................................   41
     6.13     Listing.........................................................................................................   41
     6.14     Release of Security.............................................................................................   41
     6.15     Conversion of Preferred Stock...................................................................................   41
     6.16     Compliance With (S)3(a)(10) of the Securities Act...............................................................   41

7.   Conditions Precedent to Obligations of the Company.......................................................................   41
     7.1      Accuracy of Representations.....................................................................................   41
     7.2      Performance of Covenants........................................................................................   42
     7.3      Documents.......................................................................................................   42
     7.4      No Restraints...................................................................................................   42

                                     iii.

     7.5      HSR Act.........................................................................................................   42
     7.6      Listing.........................................................................................................   42
     7.7      Compliance With (S)3(a)(10) of the Securities Act...............................................................   42

8.   Termination..............................................................................................................   42
     8.1      Termination Events..............................................................................................   42
     8.2      Termination Procedures..........................................................................................   43
     8.3      Effect of Termination...........................................................................................   43

9.   Indemnification, Etc.....................................................................................................   43
     9.1      Survival of Representations, Etc................................................................................   43
     9.2      Indemnification by Stockholders.................................................................................   44
     9.3      No Contribution.................................................................................................   46
     9.4      Interest........................................................................................................   46
     9.5      Mitigation of Loss..............................................................................................   46
     9.6      Defense of Third Party Claims...................................................................................   46
     9.7      Setoff..........................................................................................................   47
     9.8      Exclusive Remedy................................................................................................   47
     9.9      Exercise of Remedies by Indemnitees Other Than Parent...........................................................   47

10.  Miscellaneous Provisions.................................................................................................   48
     10.1      Stockholders' Agent............................................................................................   48
     10.2      Further Assurances.............................................................................................   48
     10.3      Fees and Expenses..............................................................................................   48
     10.4      Attorneys' Fees................................................................................................   48
     10.5      Notices........................................................................................................   49
     10.6      Confidentiality................................................................................................   49
     10.7      Time of the Essence............................................................................................   49
     10.8      Headings.......................................................................................................   49
     10.9      Counterparts...................................................................................................   49
     10.10     Governing Law..................................................................................................   50
     10.11     Successors and Assigns.........................................................................................   50
     10.12     Remedies Cumulative; Specific Performance......................................................................   50
     10.13     Waiver.........................................................................................................   50
     10.14     Waiver of Jury Trial...........................................................................................   50

                                      iv.

     10.15     Amendments.....................................................................................................   50
     10.16     Severability...................................................................................................   51
     10.17     Parties in Interest............................................................................................   51
     10.18     Entire Agreement...............................................................................................   51
     10.19     Construction...................................................................................................   51

                                      v.

                                                                     EXHIBIT 2.1

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

     This Agreement And Plan Of Merger And Reorganization ("Agreement") is made and entered into as of April 5, 2000, by and among: Siebel Systems, Inc. a Delaware corporation ("Parent"); OS Acquisition Corp., a Delaware corporation ("Merger Sub"); OpenSite Technologies, Inc. a Delaware corporation (the "Company"); and Alan Taetle, as Stockholders' Agent (as defined below). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    Recitals

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "pooling of interests."

     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, each of the Key Stockholders (as defined in Exhibit A) shall enter into a Voting Agreement and Irrevocable Proxy substantially in the form attached hereto as Exhibit B, which Voting Agreement and Irrevocable Proxy shall confirm such Key Stockholder's obligations as an Indemnitor under Section 9 below.

                                   Agreement

     The parties to this Agreement agree as follows:

1.   Description of Transaction

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

                                       1.

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California 94304 at 10:00 a.m. on May 23, 2000 or at such other time and date as the parties may designate (the "Scheduled Closing Time"); provided, however, that either party may, by written notice delivered no later than the business day prior to May 23, 2000, unilaterally reschedule the "Scheduled Closing Time" to be the third business day after May 23, 2000. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

          (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent;

          (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Exhibit C.

     1.5  Conversion of Shares.

          (a) Subject to Sections 1.8(c) and 1.9, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

               (i) each share of the common stock (par value $0.01 per share) of the Company (the "Company Common Stock") outstanding immediately prior to the Effective Time shall be converted into the right to receive the "Applicable Fraction" (as defined in Section 1.5(b)) of a share of the common stock (par value $0.01 per share) of Parent ("Parent Common Stock");

               (ii) each share of the common stock (par value $0.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

               (iii) all calculations under this Section 1.5(a) shall be rounded to the nearest one millionth (1/1,000,000/th).

                                       2.

          (b) For purposes of this Agreement, the "Applicable Fraction" shall be the fraction having: (A) a numerator equal to 3,935,599 and (B) a denominator equal to the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other agreement), plus (ii) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all Company options, warrants or convertible debentures to purchase Company Common Stock outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under Company Options (as defined in Section 1.6 below), warrants or convertible debentures to purchase Company Common Stock that are unvested or are otherwise not then exercisable). Subject only to Section 1.5(c), in no case shall the number of shares of Parent Common Stock issued under Section 1.5(a), when added to the shares of Parent Common Stock issuable to the holders of options, warrants and convertible debentures to purchase Company Common Stock under Section 1.6, exceed 3,935,599 shares.

          (c) In the event Parent at any time or from time to time between the date of this Agreement and the Effective Time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, then the Applicable Fraction shall be appropriately adjusted.

          (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

          (e) A portion of the shares of Parent Common Stock issued in the Merger shall be delivered into escrow and held as specified in Section 1.8 hereof.

     1.6 Employee Stock Options. At the Effective Time, each stock option that is then outstanding under the Company's 1998 Stock Option Plan, whether vested or unvested (a "Company Option"), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company's 1998 Stock Option Plan and the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under outstanding Company Options shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time, (a) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed Company Option shall be equal to the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time multiplied by the Applicable

                                       3.

Fraction, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed Company Option shall be determined by dividing the exercise price per share of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by the Applicable Fraction, and rounding the resulting exercise price up to the nearest whole cent, and (d) each assumed Company Option designated an "incentive stock option" as defined in Section 422 of the Code ("ISO") immediately prior to the Effective Time shall remain an ISO; and (e) all restrictions on the exercise of each such assumed Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each such assumed Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time. The Company and Parent shall take all action that may be necessary (under the Company's 1998 Stock Option Plan and otherwise) to effectuate the provisions of this Section 1.6. Each holder of a Company Option will receive credit for time served as an employee of the Company for the purposes of the vesting schedule of such Company Option assumed by the Parent. Following the Closing, Parent will send to each holder of an assumed Company Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such assumed Company Option, and (ii) the exercise price per share of Parent Common Stock issuable upon exercise of such assumed Company Option. As soon as reasonably practicable, and in any event within 60 days after the Closing Date, Parent shall file with the SEC, a registration statement on Form S-8 registering the shares of Parent Common Stock issuable upon exercise of the Company Options assumed by Parent pursuant to this Section 1.6.

     1.7 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

     1.8  Exchange of Certificates; Escrow Shares.

          (a)  (i)    On or prior to the Closing Date, Parent shall select a
reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (1) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (2) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

                                       4.

               (ii) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the Merger Stockholders (x) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (y) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the Merger Stockholder holding such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing 90% of the number of whole shares of Parent Common Stock that such Merger Stockholder has the right to receive pursuant to the provisions of
Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. The Exchange Agent shall thereupon also deliver to the escrow agent under the Escrow Agreement in the form of Exhibit H hereto (the "Escrow Agreement") a certificate representing 10% of the number of whole shares of Parent Common Stock that such Merger Stockholder has the right to receive pursuant to the provisions of
Section 1.5. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section
1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

          (b) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

          (c) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the five consecutive trading days ending on the trading day immediately preceding the Closing (the "Average Parent Common Stock Price").

                                       5.

          (d) Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Company Stock Certificate to any Person who may be an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company until such Person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 5.9.

          (e) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          (f) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation is required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, any shares ("Dissenting Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands payment of the fair value of such Dissenting Shares pursuant to, and who complies in all respects with,
Section 262 of the DGCL ("Section 262") shall not be converted into or be exchangeable for the right to receive Parent Common Stock in accordance with
Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.5), but rather the holders of Dissenting Shares shall be entitled to payment of the fair value of such Dissenting Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the fair value of such holder's Dissenting Shares under Section 262, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.5). The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for payment of fair value of any shares of Company Common Stock (including a copy of each demand), and Parent and Merger Sub shall have the right to participate in and direct all negotiations and proceedings with

                                       6.

respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing. From and after the Effective Time, Parent shall be responsible for all payments with respect to Dissenting Shares, including without limitation, all expense associated with negotiations and proceedings with respect to demands for appraisal required under Delaware General Corporation Law.

     1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.11 Accounting Treatment. For accounting purposes, the Merger is intended to be treated as a "pooling of interests."

     1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.   Representations and Warranties of the Company

     The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

     2.1  Due Organization; Subsidiaries; Etc.

          (a) Each of the Acquired Corporations (as defined below) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, has full power (corporate and other) and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all material Contracts by which it is bound.

          (b) Except as set forth in Part 2.1(b) of the Disclosure Schedule, each of the Acquired Corporations has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

          (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on such Acquired Corporation. Each of the Acquired Corporations is in possession of and operating in compliance with all Governmental Authorizations that are material to the conduct of its business, all of which are valid and in full force and effect.

                                       7.

          (d) Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

          (e) The Company has no subsidiaries (as defined below) other than OpenSite Europe Limited, a company organized under the law of England and Wales and OpenSite Merger Subsidiary, Inc., a Delaware corporation (the "Subsidiaries"). The Company directly owns 100% of the issued and outstanding stock of the Subsidiaries. Other than the Company's equity ownership in each of the Subsidiaries as set forth above, none of the Acquired Corporations has any equity or other interest in any Entity (as defined below). As used in this Agreement, the word "subsidiary" means any Entity of which the Company directly or indirectly owns 50% or more of the equity or that the Company directly or indirectly controls. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity, including, without limitation, the Subsidiaries. Except as set forth in Section 2.1(e) of the Disclosure Schedule, the Company has not guaranteed and is not responsible or liable for any material obligation of any of the Entities, including, without limitation, the Subsidiaries, in which it owns or has owned any equity or other interest.

     2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (1) each Acquired Corporation's certificate of incorporation and bylaws or equivalent governing documents, including all amendments thereto (the "Incorporation Documents"); (2) the stock records of the Acquired Corporations; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, the board of directors and all committees of the board of directors of each of the Acquired Corporations. There have been no formal meetings or other proceedings of the stockholders, board of directors, or any committee of the board of directors of each of the Acquired Corporations that are not fully reflected in such minutes or other records. There has been no violation of any of the provisions of the Incorporation Documents of each Acquired Corporation, and each Acquired Corporation has not taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Corporation's stockholders, board of directors or any committee of such Acquired Corporation's board of directors, except where such violation or action would not have a Material Adverse Effect on such Acquired Corporation. The books of account, stock records, minute books and other records of each Acquired Corporation are complete in all material respects, and have been maintained in accordance with prudent business practices.

     2.3  Capitalization, Etc.

          (a) The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock (par value $0.01 per share), of which 7,895,476 shares have been issued and are outstanding as of the date of this Agreement and of which 1,863,515 shares have been repurchased by the Company, 4,175,439 shares of Series A Preferred Stock (par value $0.01 per share), of which 3,243,681 shares have been issued and are outstanding and of which 931,758 shares have been repurchased by the Company as of the date of this Agreement, 5,000,000 shares of Series B Preferred Stock (par value $0.01 per share), all of which have been issued and are

                                       8.

outstanding as of the date of this Agreement and 12,000,000 shares of Series C Preferred Stock (par value $0.01 per share), all of which have been issued and are outstanding as of the date of this Agreement (the Company's Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be collectively referred to herein as the "Company Preferred Stock" and, together with the Company Common Stock, shall be referred to as the "Company Stock"). Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Stock have been duly authorized and validly issued, and are fully paid and non-assessable. As of the date of this Agreement, the outstanding shares of Company Stock and all of the outstanding shares of capital stock of each of the Subsidiaries are held by the Persons, with the addresses of record and in the amounts set forth in Part 2.3(a) of the Disclosure Schedule. Part 2.3(a) of the Disclosure Schedule also provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

          (b) Except as set forth in Part 2.3(b) of the Disclosure Schedule, all of the stock of each of the Subsidiaries owned by the Company is owned by the Company free and clear of any Encumbrance. All of the outstanding stock of each of the Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable, has been issued in compliance with all applicable Legal Requirements, including securities laws, and was not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of such respective Subsidiary. There are no options, warrants or other rights outstanding to subscribe for or purchase any shares of the capital stock of the Subsidiaries and the Subsidiaries are not subject to any obligation, commitment, plan, arrangement or court or administrative order with respect to same. There are no preemptive rights applicable to any shares of capital of any of the Subsidiaries. None of the Subsidiaries have the right to vote on or approve the Merger or any of the other transactions contemplated herein.

          (c) The Company has reserved 3,500,000 shares of Company Common Stock for issuance under its 1998 Stock Option Plan, of which options to purchase 1,919,660 shares are outstanding as of the date of this Agreement. Part 2.3(c) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option and the number of shares of Company Common Stock with respect to which such Company Option is immediately exercisable; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule for such Company Option;
(v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code.

          (d) (i) Part 2.3(d)(i) of the Disclosure Schedule accurately sets forth, with respect to each convertible debenture issued to any Person: (A) the name of the holder of such convertible debenture; (B) the total number of shares of Company Stock that are subject to such convertible debenture; (C) the number of shares of Company Stock with respect to which such convertible debenture is immediately exercisable and (D) the term of such convertible debenture.

                                       9.

               (ii) Part 2.3(d)(ii) of the Disclosure Schedule accurately sets forth, with respect to each warrant issued to any Person: (A) the name of the holder of such warrant; (B) the total number of shares of Company Stock that are subject to such warrant; (C) the number of shares of Company Stock with respect to which such warrant is immediately exercisable; and (D) the term of such warrant.

          (e) Except as set forth in Parts 2.3(c) and 2.3(d) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) except for the Company Preferred Stock, outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (f) All outstanding shares of Company Stock and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

          (g) Except as set forth in Part 2.3(g) of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.

     2.4  Financial Statements.

          (a) Except as set forth in Part 2.4(a) of the Disclosure Schedule, the Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

               (i) the audited combined balance sheets of the Company as of December 31, 1997, 1998 and 1999, and the related audited combined statement of income, combined statement of shareholders' equity and combined statement of cash flows for the three (3) years ended December 31, 1999, together with the notes thereto and the unqualified report and opinion of PricewaterhouseCoopers LLP relating thereto; and

               (ii) the unaudited balance sheet of the Acquired Corporations, as of February 29, 2000 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Acquired Corporations for the two months then ended.

          (b) Except as disclosed in Part 2.4 of the Disclosure Schedule, the Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been

                                      10.

prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which are not reasonably expected to be, individually or in the aggregate, material in magnitude).

          (c) The books, records and accounts of the Acquired Corporations accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Corporations.

     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since December 31, 1999:

          (a) there has not been any material adverse change in any of the Acquired Corporations' business, condition (financial or otherwise), assets, liabilities, operations, financial performance or overall prospects, and, to the best of the knowledge of the Company, no event has occurred that could reasonably be expected to, have a Material Adverse Effect on any of the Acquired Corporations;

          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Acquired Corporations' material assets (whether or not covered by insurance);

          (c) none of the Acquired Corporations has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of their respective capital stock, and have not repurchased, redeemed or otherwise reacquired any shares of their respective capital stock or other securities;

          (d) the Acquired Corporations have not sold, issued or authorized the issuance of (i) any capital stock or other security (except for, in the case of the Company, Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of its 1998 Stock Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

          (f) there has been no amendment to any of the Acquired Corporations' Incorporation Documents, and none of the Acquired Corporations have effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (g) none of the Acquired Corporations has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

                                      11.

          (h) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of such respective Acquired Corporation since December 31, 1999, exceeds $100,000;

          (i) none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

          (j) none of the Acquired Corporations has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with each Acquired Corporation's past practices and except for the nonexclusive licenses of software by an Acquired Corporation to its customers in the ordinary course of business and consistent with the Acquired Corporation's past practices;

          (k) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to a single matter, or in excess of $75,000 in the aggregate;

          (l) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with such Acquired Corporation's past practices;

          (m) none of the Acquired Corporations has (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

          (n) none of the Acquired Corporations has (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) other than in the ordinary course of business and consistent with past practices, hired any new employee;

          (o) none of the Acquired Corporations have changed any of their respective methods of accounting or material accounting practices in any respect;

          (p)  none of the Acquired Corporations has made any Tax election;

          (q) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

                                      12.

          (r) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

          (s) none of the Acquired Corporations has agreed or legally committed to take any of the actions referred to in clauses "(c)" through "(r)" above".

     2.6  Title to Assets.

          (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all tangible assets reflected on the Unaudited Interim Balance Sheet; (ii) all tangible assets referred to in Parts 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other tangible assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. Each of the Subsidiaries owns, or has valid rights to use, all items of real and personal property that are material to their respective businesses and, except as disclosed in Part 2.6(a), such assets are owned or used by such Subsidiary free and clear of all Encumbrances.

          (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company for which the annual rental payment for each such asset exceeds $25,000.

     2.7  Bank Accounts; Receivables.

          (a) Part 2.7(a) of the Disclosure Schedule describes each account maintained by or for the benefit of the Company at any bank or other financial institution.

          (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of March 30, 2000. Other than as described in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since February 29, 2000 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business,
(ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $150,000 in the aggregate).

                                      13.

     2.8  Equipment; Leasehold.

          (a) All material items of equipment and other tangible assets owned by or leased to each of the Acquired Corporations are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted).

          (b) The Acquired Corporations do not own any real property or any interest in real property, except for the leasehold created under the real property leases identified in Part 2.10 of the Disclosure Schedule.

     2.9  Proprietary Assets.

          (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Other than unregistered trademarks, trade names and service marks (collectively, the "Unregistered Trademarks"), Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Acquired Corporations. Part 2.9(a)(ii) of the Disclosure Schedule also discloses all Unregistered Trademarks that have been and are currently being used by the Acquired Corporations in the ordinary course of business. None of the Acquired Corporations have received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement or unlawful use of any Unregistered Trademark and to the knowledge of the Company, the Acquired Corporations shall be entitled to use and will continue to use such Unregistered Trademarks on and after the Closing. Part 2.9(a)(iii) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to any of the Acquired Corporations by any Person (except for any Proprietary Asset that is licensed to such Acquired Corporation under any third party software license generally available to the public at a cost of less than $5,000), and identifies the license agreement under which such Proprietary Asset is being licensed to such Acquired Corporation. Other than the Unregistered Trademarks identified in Part 2.9(a)(ii) of the Disclosure Schedule, each Acquired Corporation has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule owned by it, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule owned by it. Except as set forth in Part 2.9(a)(iv), none of the Acquired Corporations are obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, none of the Acquired Corporations have developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

          (b) Except as to the absence of registrations referenced in Part 2.9(a)(ii) of the Disclosure Schedule, each Acquired Corporation has taken all measures and precautions reasonably necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure or Company Proprietary Assets that are trade secrets) and otherwise to maintain

                                      14.

and protect the value of all Company Proprietary Assets. Each Acquired Corporation has taken all measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets that are trade secrets (the "Trade Secrets") and otherwise to maintain and protect the value of all Trade Secrets. Except as set forth in Part 2.9(b) of the Disclosure Schedule, none of the Acquired Corporations have disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Company Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Company Proprietary Asset.

          (c) None of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Each Acquired Corporation is not infringing, misappropriating or making any unlawful use of, and each Acquired Corporation has not at any time infringed, misappropriated or made any unlawful use of, or, except as set forth in Part 2.9(c) of the Disclosure Schedule, received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best knowledge of the Company, except as set forth in Part 2.9(c) of the Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

          (d) Each Company Proprietary Asset conforms in all material respects with any enforceable specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of each Acquired Corporation; and there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by any of the Acquired Corporations to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of any of the Acquired Corporations, and, to the best of the knowledge of the Company, there is no basis for any such claim. Subject to Section 2.9(g) (as affected by Part 2.9(g) of the Disclosure Schedule), the Company has established adequate reserves on the Unaudited Interim Balance Sheet to cover all costs associated with any obligations that the Company may have with respect to the correction or repair of programming errors or other defects in the Company Proprietary Assets.

          (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable each of the Acquired Corporations to conduct its respective business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(e)(i) of the Disclosure Schedule, none of the Acquired Corporations have licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and except as set forth in Part 2.9(e)(ii), none of the Acquired Corporations have entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (f) Except as set forth in Part 2.9(f) of the Disclosure Schedule, all current and former employees of each of the Acquired Corporations have executed and delivered to the

                                      15.

respective Acquired Corporation agreements (containing no exceptions to or exclusions from the scope of its coverage) that is substantially the same in all material respects as to the form of the Employee Confidentiality and Proprietary Rights Agreement previously delivered to Parent, and all current and former consultants and independent contractors to each of the Acquired Corporations have executed and delivered to such respective Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially the same in all material respects as to the form of the Company Independent Consultant Agreement previously delivered to Parent.

          (g) The Company Proprietary Assets and all computer software programs, including operating systems, application programs, software tools, firmware and software imbedded in equipment of the Acquired Corporations, including both object code and source code versions thereof, are Year 2000 Compliant (as defined below) in all material respects and will not cease to be Year 2000 Compliant in all material respects at any time prior to, during or after the calendar year 2000 AD; provided, however, that no representation or warranty is made pursuant to this section with respect to any failure of the Company Proprietary Assets or such software programs to perform in accordance with the foregoing arising out of any error, failure, malfunction or incorrect result due to third party equipment, operating system software, third party tools, application or database software, or other third party products or materials (in each case, whether or not sold or licensed by Company). Part 2.9(g) of the Disclosure Schedule describes the steps that the Company has taken, and plans to take, in the review of its computer equipment and software applications used in its internal business operations (but not the operations of any other Person), with respect to the inability of its computerized systems to recognize and properly perform date-sensitive functions (the "Year 2000 Problem"). The Company has and is continuing to address the impact of the Year 2000 Problem on the Company Proprietary Assets and its internal business computer systems and software applications.

          As used herein, the term "Year 2000 Compliant" means that neither the performance nor the functionality of any applicable product is or will be affected by dates prior to, during or after the calendar year 2000 AD and in particular (but without limitation):

               (i) such product accurately receives, provides and processes, and will accurately receive, provide and process, date/time data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries and including calendar years 1999 and 2000;

               (ii) such product will not malfunction, cease to function, provide invalid or incorrect results or cause any interruption in the operation of the business of Target or its Subsidiaries as a result of any date/time data;

               (iii) date-based functionality of such product behaves and will continue to behave consistently for dates prior to, during and after the year 2000;

               (iv) in all interfaces and data storage of such product, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

                                      16.

               (v) the year 2000 is and will be recognized as a leap year of such product.

          (h) Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

     2.10 Contracts.

          (a)  Part 2.10 of the Disclosure Schedule identifies:

               (i) each Acquired Corporation Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor; any Acquired Corporation Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and any Acquired Corporation Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) in excess of $2,000 to any current or former employee or director;

               (ii) each Acquired Corporation Contract relating to the voting and any other rights or obligations of a stockholder of any of the Acquired Corporations, including, without limitation, the Registration Rights Agreement dated March 30, 1999 by and among the Company and the parties listed on Schedule I thereto (the "Prior Registration Rights Agreement");

               (iii) each Acquired Corporation Contract relating to the merger, consolidation, reorganization or any similar transaction with respect to any of the Acquired Corporations;

               (iv) each Acquired Corporation Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any material Proprietary Asset;

               (v) each Acquired Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

               (vi) each Acquired Corporation Contract relating to the license of any patent, copyright, trade secret or other Proprietary Asset to or from any of the Acquired Corporations other than non-exclusive licenses of software by an Acquired Corporation to its customers in the ordinary course of business and consistent with past practices of the Acquired Corporation;

                                      17.

               (vii) each Acquired Corporation Contract imposing any restriction on any of the Acquired Corporations (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

               (viii) each Acquired Corporation Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

               (ix) each Acquired Corporation Contract regarding the acquisition, issuance or transfer of any securities and each Acquired Corporation Contract affecting or dealing with any securities of any of the Acquired Corporations including, without limitation, any restricted stock agreements or escrow agreements;

               (x) each Acquired Corporation Contract which provides for indemnification of any officer, director, employee or agent;

               (xi) each Acquired Corporation Contract relating to the creation of any Encumbrance with respect to any material asset of any of the Acquired Corporations;

               (xii) each Acquired Corporation Contract involving or incorporating any loan, guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

               (xiii) each Acquired Corporation Contract related to or regarding the performance of consulting, advisory or other services or work of any type to any third party;

               (xiv) each Acquired Corporation Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

               (xv) each Acquired Corporation Contract constituting or relating to a Government Contract or Government Bid;

               (xvi) any other Acquired Corporation Contract that was entered into outside the ordinary course of business or was inconsistent with any Acquired Corporation's past practices;

               (xvii) any other Acquired Corporation Contract that has a term of more than 60 days and that may not be terminated by the respective Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by such Acquired Corporation; and

               (xviii) any other Acquired Corporation Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the performance of services having a value in excess of $50,000 in the aggregate.

                                      18.

(Contracts in the respective categories described in clauses "(i)" through "(xviii)" above are referred to in this Agreement as "Material Contracts.")

          (b) The Company has delivered or made available to Parent accurate and complete copies of all Material Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto. Part 2.10 of the Disclosure Schedule provides an accurate description of the terms of each Acquired Corporation Contract that is not in written form. Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the respective Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (c)  Except as set forth in Part 2.10 of the Disclosure Schedule:

               (i) none of the Acquired Corporations has violated or breached in any material respect, or committed any material default under, any Acquired Corporation Contract to which it is a party, which remains uncured, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract which remains uncured;

               (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, or
(D) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract;

               (iii) since January 1, 1997, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract; and

               (iv) to the knowledge of the Company, none of the Acquired Corporations has waived any of its respective material rights under any Material Contract.

          (d) No Person is actively renegotiating, or has a contractual right pursuant to the terms of any Acquired Corporation Contract to renegotiate, any amount paid or payable in excess of $50,000, to the respective Acquired Corporation under any Material Contract or any other material term or provision of any Material Contract.

          (e) The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable each of the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted.

                                      19.

     2.11 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by each Acquired Corporation since December 31, 1999 in the ordinary course of business and consistent with such Acquired Corporation's past practices; (c) liabilities under the Acquired Corporation Contracts identified in Part 2.10 of the Disclosure Schedule that are expressly set forth and identifiable by reference to the text of such Acquired Corporation Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

     2.12 Compliance with Legal Requirements. Each of the Acquired Corporations is, and has at all times since January 1, 1997 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and could not reasonably be expected to have a Material Adverse Effect on such Acquired Corporation. Since January 1, 1997, none of the Acquired Corporations has received any written notice or written communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Acquired Corporations, and the Company has delivered or made available to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part
2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the respective Acquired Corporation to conduct its business in the manner in which its business is currently being conducted. Each Acquired Corporation is, and at all times since December 31, 1997 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. Since December 31, 1997, each Acquired Corporation has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14 Tax Matters.

          (a) Except as set forth in Part 2.14(a) of the Disclosure Schedule, all Tax Returns required to be filed by or on behalf of the Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since December 31, 1997.

                                      20.

          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from January 1, 2000 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. All Taxes incurred since the date of the Unaudited Interim Balance Sheet have been incurred in the ordinary course of business.

          (c) Except as set forth in Part 2.14(c) of the Disclosure Schedule, no Company Return relating to Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by any of the Acquired Corporation or any other Person), and no such extension or waiver has been requested from any of the Acquired Corporations.

          (d) No claim or Proceeding is pending or to the best of the knowledge of the Company, has been threatened against or with respect to any of the Acquired Corporations in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any of the Acquired Corporations with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the respective Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of each of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations have entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Except as set forth in Part 2.14(d) of the Disclosure Schedule, none of the Acquired Corporations have been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. None of the Acquired Corporations is, or has been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

          (f) The Acquired Corporations have no liability for any Tax pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of having been a member of any consolidated, combined or unitary group on or before the Closing Date.

                                      21.

     2.15 Employee and Labor Matters; Benefit Plans.

          (a) Part 2.15(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the "Plans") sponsored, maintained, contributed to or required to be contributed to by each Acquired Corporation for the benefit of any employee of the respective Acquired Corporation ("Employee"), except for Plans which would not require the respective Acquired Corporation to make payments or provide benefits having a value in excess of $50,000 in the aggregate.

          (b) Except as set forth in Part 2.15(b) of the Disclosure Schedule, each Acquired Corporation does not maintain, sponsor or contribute to, and, to the best of the knowledge of the Company, has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees (a "Pension Plan").

          (c) Each of the Acquired Corporations maintains, sponsors or contributes only to those employee welfare benefit plans (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA) for the benefit of Employees or former Employees which are described in Part 2.15(c) of the Disclosure Schedule (the "Welfare Plans"), none of which is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (d) With respect to each Plan, the Company has delivered or made available to Parent:

               (i) an accurate and complete copy of such Plan (including all amendments thereto);

               (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two years;

               (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, and all material employee communications relating to such Plan;

               (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof;

               (v) accurate and complete copies of all material Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium

                                      22.

contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and

               (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

          (e)  Except as set forth in Part 2.15(e) of the Disclosure Schedule,
(i) none of the Acquired Corporations is required to be, and, to the best of the knowledge of the Company, has ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and (ii) none of the Acquired Corporations has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. To the best of the knowledge of the Company, none of the Acquired Corporations has made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
Section 4207 or 4208 of ERISA).

          (f) None of the Acquired Corporations has any plan or commitment to create any additional Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law or for administrative changes) in a manner that would materially affect any Employee.

          (g) Except as set forth in Part 2.15(g) of the Disclosure Schedule, no Welfare Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee's termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees' beneficiaries)).

          (h) With respect to each of the Welfare Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.

          (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

          (j) Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked.

          (k) Except as disclosed in Part 2.15(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment

                                      23.

(including any bonus, golden parachute or severance payment) to any current or former Employee or director of any of the Acquired Corporations (whether or not under any Plan), or materially increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

          (l) Part 2.15(l) of the Disclosure Schedule contains a list of all salaried employees of the Company as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. The Company is not a party to any collective bargaining contract or other Contract with a labor union involving any of its Employees. Except as set forth in Part 2.15(l) of the Disclosure Schedule, all of the Company's employees are "at will" employees.

          (m) To the best of knowledge of the Company, Part 2.15(m) of the Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

          (n) Each Acquired Corporation is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) Each of the Acquired Corporations has satisfactory labor relations and to the knowledge of the Company: (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will not have a material adverse effect on the labor relations of any of the Acquired Corporations, and (ii) none of the Company's employees intends to terminate his or her employment with the Company within 60 days of the Closing.

     2.16 Environmental Matters. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each respective Acquired Corporation of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Corporations has received any written notice or written communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such Acquired Corporation is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with such Acquired Corporation's compliance in all material respects with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by each of the Acquired Corporations has received any written notice or written communication, whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or such Acquired Corporation is not in compliance with any Environmental Law. All Governmental Authorizations currently held by each of the Acquired Corporations pursuant to Environmental Laws are identified in Part 2.16 of the

                                      24.

Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.); and (ii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of each of the Acquired Corporations and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since December 31, 1997, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or
(c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule, since January 1, 1997: (a) No Related Party has, and no Related Party has had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Acquired Corporations; (b) no Related Party is, or has been, indebted to any of the Acquired Corporations; (c) to the Knowledge of the Company, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing or involving any of the Acquired Corporations; (d) to the Knowledge of the Company, no Related Party is competing, or has at any time competed, directly or indirectly, with any of the Acquired Corporations; and (e) no Related Party has any claim or right against any of the Acquired Corporations (other than rights under Company Options and rights to receive compensation for services performed as an employee of the respective Acquired Corporation). (For purposes of the Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each stockholder of each of the Acquired Corporations; (ii) each individual who is, or who has at any time since inception been, an officer of any of the Acquired Corporations; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     2.19 Legal Proceedings; Orders.

          (a) Except as set forth in Part 2.19(a), there is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened in writing to

                                      25.

commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations or any Person whose liability any of the Acquired Corporations has or may have retained or assumed, either contractually or by operation of law; or
(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b) Except as set forth in Part 2.19(b) of the Disclosure Schedule, since January 1, 1997, no Legal Proceeding has been commenced by or has ever been pending against any of the Acquired Corporations.

          (c) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by each Acquired Corporation, is subject. To the best of the knowledge of the Company, no officer or other employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Corporation's business.

     2.20 Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes.

          (a) The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

          (b) The Company's board of directors has (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (ii) unanimously recommended the approval and adoption of this Agreement by the holders of Company Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders in accordance with Section 5.2, and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement.

          (c) Prior to the execution of the Voting Agreements and Irrevocable Proxies with the Key Stockholders, the Company's board of directors approved such Voting Agreements and Irrevocable Proxies and the transactions contemplated thereby. No state takeover statute or

                                      26.

similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

     2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

           (a) contravene, conflict with or result in a violation of (i) any of the provisions of each Acquired Corporation's respective certificate of incorporation or bylaws, or (ii) any resolution adopted by such Acquired Corporation's stockholders, board of directors or any committee of such Acquired Corporation's board of directors;

           (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

           (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Acquired Corporation or that otherwise relates to such Acquired Corporation's business or to any of the assets owned or used by such Acquired Corporation;

           (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that is or would constitute a Material Contract, or give any Person the right to
(i) declare a default or exercise any remedy under any such Acquired Corporation Contract, (ii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iii) cancel, terminate or modify any such Acquired Corporation Contract; or

           (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by each Acquired Corporation (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations).

Except as may be required by the DGCL or the HSR Act, the Company is not and or will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body or any industry regulatory body in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

                                      27.

     2.22 Vote Required. The affirmative vote of the holders of a majority of the Company Stock, voting as a single class, outstanding on the record date for the Company's stockholders' meeting (or the written consent in lieu thereof) is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

     2.23 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and the Company Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

     2.24 Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Goldman, Sachs & Co. pursuant to which such firms would be entitled to any payment relating to the Merger or the transactions contemplated by this Agreement.

3.   Certain Covenants of the Company

     3.1 Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8 or the Effective Time (the "Pre-Closing Period"), each of the Acquired Corporations shall, and shall cause its Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to each of the Acquired Corporations, and with such additional financial, operating and other data and information regarding each of the Acquired Corporations, as Parent may reasonably request; provided, however, none of the Acquired Corporations shall be required to furnish any attorney-client privileged documents or information. During the Pre-Closing Period, Parent and its Representatives will hold any such information that is confidential to any of the Acquired Corporations in accordance with the terms of the letter agreement, dated March 17, 2000, between the Company and Parent.

     3.2 Operation of the Company's Business. Unless the Company obtains the prior written consent of Parent (which consent shall not be unreasonably withheld), during the Pre-Closing Period:

                                      28.

          (a) each Acquired Corporation shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

          (b) each Acquired Corporation shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with such Acquired Corporation;

          (c) none of the Acquired Corporations shall cancel any of its respective insurance policies identified in Part 2.17 of the Disclosure Schedule;

          (d) the Company shall cause its Chief Executive Officer to report regularly (but in no event less frequently than weekly) to the President of Parent concerning the status of the Company's business;

          (e) except for the distributions set forth in Part 3.2(e) of the Disclosure Schedule, none of the Acquired Corporations shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, nor repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

          (f) none of the Acquired Corporations shall sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Stock to employees upon the exercise of outstanding Company Options);

          (g) the Company shall not amend or waive any of its rights under, or permit the acceleration of vesting under, (i) any provision of its 1998 Stock Option Plan, or (ii) any provision of any agreement evidencing any outstanding Company Option;

          (h) none of the Acquired Corporations shall amend or permit the adoption of any amendment to such Acquired Corporation's certificate of incorporation or bylaws, or effect or permit such Acquired Corporation to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (i) none of the Acquired Corporations shall form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (j) none of the Acquired Corporations shall make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of such Acquired Corporation during the Pre-Closing Period, do not exceed $50,000 per month;

          (k) none of the Acquired Corporations shall (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;

                                      29.

          (l) other than within the ordinary course of business and consistent with past practices, none of the Acquired Corporations shall (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by such Acquired Corporation pursuant to Contracts that are not Material Contracts;

          (m) none of the Acquired Corporations shall (i) lend money to any Person (except that each Acquired Corporation may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;

          (n) none of the Acquired Corporations shall (i) establish, adopt or amend any Employee Benefit Plan (other than amendments adopted solely to comply with applicable tax qualifications requirements under the Code and which do not materially increase any of the Acquired Corporation's cost of maintaining such plans), (ii) make any individual payment in excess of $2,000 in order to: (X) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or (Y) increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hire any new employee whose aggregate annual compensation is expected to exceed $100,000;

          (o) none of the Acquired Corporations shall change any of its methods of accounting or accounting practices in any material respect;

          (p)  none of the Acquired Corporations shall make any Tax election;

          (q) none of the Acquired Corporations shall commence or settle any material Legal Proceeding;

          (r) none of the Acquired Corporation shall agree or commit to take any of the actions described in clauses "(e)" through "(q)" above.

     3.3  Notification; Updates to Disclosure Schedule.

          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

               (i) the discovery by any of the Acquired Corporations of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery

                                      30.

of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

               (iii) any material breach of any covenant or obligation of any of the Acquired Corporations; and

               (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely.

          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 3.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. Except as set forth in Sections 9.2(a)(i) and (ii), no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or
(ii) determining whether any of the conditions set forth in Section 6 has been satisfied.

     3.4 No Negotiation. During the Pre-Closing Period, none of the Acquired Corporations shall, directly or indirectly:

          (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;

          (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or

          (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.

The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by any of the Acquired Corporations during the Pre-Closing Period.

     3.5 Release of Security. Prior to the Closing Date, the Company shall take or shall cause to be taken all actions as shall be necessary or advisable in order to ensure any Encumbrances held by any Person with respect to any capital stock or securities of any of the Acquired Corporations are fully discharged. In the event such Encumbrances cannot be discharged without repayment of any loan or advance made to an Acquired Corporation by any Person, the Company shall pay or shall cause to be paid in full any loans, advances or other amounts owing to any Person.

                                      31.

     3.6 Termination of 401(k) Plan. To the extent requested by Parent, the Company shall ensure that its Profit Sharing/401(k) Plan (the "401(k) Plan") shall be terminated immediately prior to the Effective Time. The parties agree that a determination letter shall be filed with the Internal Revenue Service with respect to the termination of the 401(k) Plan after the Closing Date.

     3.7 Termination of Letter of Intent between the Company and Bidder's Edge, Inc. To the extent requested by Parent, the Company shall ensure that the Letter of Intent between the Company and Bidder's Edge, Inc. dated February 7, 2000 (the "Letter of Intent") shall be terminated immediately prior to the Effective Time

     3.8 Termination of Pledge Agreement among the Company, Kip A. Frey and Gross, Shuman, Brizdle & Gilgillan, P.C. To the extent requested by Parent, the Company shall ensure that the Pledge Agreement among the Company, Kip A. Frey and Gross, Shuman, Brizdle & Gilgillan, P.C., dated as of March 30, 1999 (the "Pledge Agreement"), shall be terminated immediately prior to the Effective Time.

     3.9  Termination of Other Agreements.

          (a) To the extent requested by Parent, the Company shall ensure that the Prior Registration Rights Agreement shall be terminated immediately prior to the Effective Time.

          (b) To the extent requested by Parent, the Company shall ensure that the Amended and Restated Stockholders' Agreement, dated as of March 30, 1999, by and among the Company, the persons listed on Schedule I attached thereto and the parties listed on Schedule II attached thereto (the "Stockholders' Agreement") shall be terminated immediately prior to the Effective Time.

4.   Representations and Warranties of Parent and Merger Sub

     Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     4.1  SEC Filings; Financial Statements.

          (a) Parent has made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between May 15, 1996 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                      32.

          (b)  The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments (which are not reasonably expected to be, individually or in the aggregate, material in amount); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     4.2  Due Organization.

          (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power (corporate and other) and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used and to perform its obligations under any contract filed as an exhibit to any Parent SEC Documents.

          (b) Parent is qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the nature of its business and of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Parent's business, condition (financial or otherwise), assets, liabilities or operations.

     4.3 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub, or (iii) any provision of any contract filed as an exhibit to any of the Parent SEC Documents. Neither Parent nor Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except for (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware, (ii) the filing of one or more registration statements on Form S-3 with the SEC and the declaration of effectiveness of such registration statements by the SEC, and (iii) the filing of a Notification of Listing of Additional Shares with the Nasdaq National Market and (iv) the filings required under the HSR Act.

                                      33.

     4.4 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     4.5 Valid Issuance. Subject to Section 1.5(c), the Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     4.6 Absence of Changes. From December 31, 1999 to the date of this Agreement, there has not been any material adverse change in Parent's business, condition (financial or otherwise), assets, liabilities or operations.

     4.7  Legal Proceedings; Orders.   There is no pending Legal Proceeding and
to the best knowledge of Parent and Merger Sub, no Person has threatened to commence any Legal Proceeding: (i) against Parent that could reasonably be expected to have a material adverse effect on Parent's business, condition (financial or otherwise), assets, liabilities or operations (other that any actual or threatened Legal Proceeding that has been previously disclosed in any of the Parent SEC Documents); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of Parent and Merger Sub, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

5.   Certain Covenants of the Parties

     5.1 Regulatory Approvals. The Company and Parent shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from

                                      34.

the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent agrees to permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     5.2 Stockholders' Consent. The Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the DGCL, solicit the consent, either in writing or by a special meeting, of the stockholders of the Company as promptly as practicable for the purpose of permitting them to consider and to vote upon, approve and adopt the Merger and this Agreement. Without limiting the generality or the effect of anything contained in the Voting Agreements and Irrevocable Proxies in the form of Exhibit B being executed and delivered by the Key Stockholders to Parent contemporaneously with the execution and delivery of this Agreement, the Company shall use its best efforts to cause each Key Stockholder to vote all shares of the capital stock of the Company that are owned, beneficially or of record, by such Key Stockholder on the record date for the solicitation of the consent of the stockholders of the Company, either in writing or by special meeting, to be voted in favor of the Merger and this Agreement. For greater certainty, in lieu of calling and holding a special stockholders' meeting, the Company may solicit the approval of the stockholders of the Company of the Merger and the other transactions contemplated by this Agreement by written consent. In any event, the Company shall solicit by written consent, or hold a special meeting of stockholders, for the purpose of voting upon the approval and adoption of the Merger and this Agreement no later than 30 days after the date of this Agreement.

     5.3 Public Announcements. During the Pre-Closing Period, (a) each of the Acquired Corporations shall not (and shall not permit any of their respective Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent, and (b) Parent will use reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement.

                                      35.

     5.4 Best Efforts. Prior to Closing, (a) each of the Acquired Corporations shall use its best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis (including without limitation to cure any inaccuracy in any representation or warranty that would exist as of the Scheduled Closing
Time), and (b) Parent and Merger Sub shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

     5.5 Noncompetition Agreements. At or prior to the Closing, the Company shall cause each of the individuals identified on Exhibit D(a) to execute and deliver a Noncompetition Agreement in the form of Exhibit E(a) and each of the individuals identified on Exhibit D(b) to execute and deliver a Noncompetition Agreement in the form of Exhibit E(b).

     5.6 Employee Related Matters. Parent shall offer to employees of the Company as of the date of this Agreement who are also employees of the Company immediately prior to the Effective Time employment by the Parent after the Effective Time, and each such offer shall be in the form of an individual offer letter prepared in accordance with Parent's customary form (such letter to confirm such employee's initial position, compensation, location and reporting relationship). Those employees of the Company that continue to be employees of Parent or any of its affiliates, including the Company, following the Closing shall, subject to any necessary transition period and the terms of such plans, be immediately eligible to participate in Parent's health, vacation, employee stock purchase, 401(k) and other plans, to the same extent as comparably situated employees of Parent and shall receive credit under all Parent's benefit plans for time served as an employee of the Company (it being agreed that such credit shall not apply with respect to the vesting schedule of any stock options granted by Parent to such employees other than Company Options assumed by the Parent pursuant to Section 1.6).

     5.7 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

     5.8 Release. At the Closing, the Company shall cause each Key Stockholder shall execute and deliver to the Company and Parent a Release in the form of Exhibit F.

     5.9 Affiliate Agreements. The Company shall cause each Person identified on Exhibit G (b) (and any other Person that could reasonably be deemed to be an "affiliate" of any of the Acquired Corporations for purposes of the Securities
Act), to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form of Exhibit G
(a).

     5.10 Termination of Employee Plans. At the Closing, each Company Option shall be assumed by Parent pursuant to Section 1.6 and the Company shall terminate its 1998 Stock Option Plan, and shall ensure that no employee or former employee of the Company has any rights under such Plan and that any liabilities of the Company under such Plan (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company, except as otherwise provided in Section 1.6.

                                      36.

     5.11 Pooling of Interests. Each of the Company and Parent agrees (and the Company agrees to cause each of the Acquired Corporations) (a) not to take any action during the Pre-Closing Period that would adversely affect the ability of Parent to account for the Merger as a "pooling of interests," and (b) to use all reasonable efforts to attempt to ensure that none of its "affiliates" (as that term is used in Rule 145 under the Securities Act) takes any action that could adversely affect the ability of Parent to account for the Merger as a "pooling of interests."

     5.12 Tax-Free Reorganization. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368 of the Code.

     5.13 Indemnification of Officers and Directors. For seven years from and after the Closing Date, Parent agrees to indemnify and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Incorporation Documents for acts or omissions which occurred at or prior to the Effective Time. This indemnification shall not apply to any claim by an Indemnitee pursuant to the terms of this Agreement or any other agreement contemplated by this Agreement.

     5.14 Fairness Hearing. Promptly after the execution of this Agreement, the Company and Parent shall prepare and cause to be filed with the North Carolina Secretary of State an application under Section 78A-30 of the North Carolina General Statutes and the related regulations (the "Fairness Hearing Law"), and a related information statement or other disclosure document (the "Information Statement"), and shall request a hearing on the fairness of the terms and conditions of the Merger pursuant to the Fairness Hearing Law. The parties to this Agreement shall use all commercially reasonable efforts to cause the North Carolina Secretary of State to approve the fairness of the terms and conditions of the Merger at such a hearing; provided, however, that Parent shall not be required to modify any of the terms of the Merger in order to cause the North Carolina Secretary of State to approve the fairness of such terms and conditions. The Company shall provide and include in the Information Statement such information relating to the Company as may be required pursuant to the Fairness Hearing Law. The Information Statement shall include the recommendation of the board of directors of the Company in favor of the Merger.

6.   Conditions Precedent to Obligations of Parent and Merger Sub

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Parent), at or prior to the Closing, of each of the following conditions:

     6.1   Accuracy of Representations.

           (a) Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (except for such representations and warranties that are

                                      37.

qualified by their terms by a reference to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties, which representations and warranties as so qualified shall be true and correct in all respects).

          (b) Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule, and except for such representations and warranties which are qualified by their terms by a reference to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties, which representations and warranties as so qualified shall be true and correct in all respects); provided, however, that, in consideration of the Company's foregoing the printing of red herring prospectuses for its proposed initial public offering, (i) any inaccuracies in such representations and warranties arising as a result of any Known Information Event will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Substantial Adverse Effect on the Acquired Corporations considered together; and (ii) any inaccuracies in such representations and warranties arising as a result of any Unknown Information Event will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations considered together.

     6.2 Performance of Covenants. All of the covenants and obligations that the Acquired Corporations are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Stockholder Approval. The Merger and this Agreement shall have been duly approved by the affirmative vote of 95% of the shares of Company Stock entitled to vote with respect thereto. The number of Dissenting Shares shall be less than 5% of the Company Stock outstanding immediately prior to the Scheduled Closing Time.

     6.4 Consents. All Consents (a) required to be obtained from any Governmental Entity, and (b) otherwise required to be obtained, in each case, in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

     6.5 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Noncompetition Agreements in the form of Exhibits E(a) and E(b) executed by the Persons identified in Exhibits D(a) and D(b), respectively;

          (b) a Release in the form of Exhibit F, executed by each of the stockholders of the Company;

                                      38.

          (c) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by each of Technology Locator Corporation, Shorebreeze Associates, CMD Properties, Inc. and Ticon, Inc.;

          (d) a legal opinion of Hutchison & Mason PLLC as of the Closing Date, in a form acceptable to Parent;

          (e) a certificate executed by the Company and containing the representation and warranty of the Company that each of the representations and warranties set forth in Section 2 is accurate in all respects as of the Closing Date as if made as of the Closing Date (subject to such exceptions as are necessary for accuracy) and that the conditions set forth in Sections 6.1, 6.2,
6.3 and 6.4 have been duly satisfied (the "Company Closing Certificate");

          (f) a certificate executed by the Secretary of the Company attaching and certifying as to the Company's current Certificate of Incorporation and Bylaws and the resolutions of the Company's Board of Directors and stockholders approving this Agreement and the transactions relating thereto;

          (g) written resignations of all officers and directors of the Company, effective as of the Effective Time;

          (h) the Escrow Agreement in the form of Exhibit H, executed by the Stockholders' Agent and the other parties thereto, and the Escrow Shares shall have been deposited thereunder;

          (i) Affiliate Agreements in the form of Exhibit G (a), executed by the Persons identified on Exhibit G (b) and by any other Person who could reasonably be deemed to be an "affiliate" of the Acquired Corporations for purposes of the Securities Act;

          (j) a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date and addressed to Parent and the Company, reasonably satisfactory in form and substance to Parent and KPMG LLP, to the effect that, after reasonable investigation, PricewaterhouseCoopers LLP, is not aware of any fact concerning any of the Acquired Corporations or any of such Acquired Corporations' stockholders or affiliates that could preclude Parent from accounting for the Merger as a "pooling of interests" in accordance with GAAP, Accounting Principles Board Opinion No. 16 and all published rules, regulations and policies of the SEC.

     6.6 FIRPTA Compliance. The Company shall have filed with the Internal Revenue Service the notification referred to in Section 5.7.

     6.7 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal

                                      39.

Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     6.9 No Legal Proceedings. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding (a) challenging or seeking the recovery of damages in excess of $1,000,000 (when aggregated with all such Legal Proceedings) in connection with the Merger; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or any of the Acquired Corporations; or (c) claiming to own any capital stock of any of the Acquired Corporations, or the option or other right to the capital stock of any of the Acquired Corporations, or right to receive consideration as a result of the Merger (with respect to clause (c) only, excluding any Legal Proceeding where the only remedy sought is money damages and the amount of damages claimed, when aggregating with all such Legal Proceedings, is less than $1,000,000); provided, however, that if the only remedy sought is money damages and the Company and the Stockholders' Agent acknowledge and agree in a binding written instrument that a Legal Proceeding and the matters at issue therein are matters in respect of which a claim for recovery may be properly brought by an Indemnitee pursuant to Section 9.2(e) for all Damages incurred in connection with such Legal Proceeding (subject to Sections 9.2(d) and 9.2(e)), and then this Section 6.9 shall be deemed satisfied with respect to such Legal Proceeding.

     6.10 Termination of Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of the benefit plans referred to in Section 5.10.

     6.11 Termination of Agreements. Prior to the Closing, the following agreements and/or provisions of the following agreements shall be terminated and shall no longer be in effect:

           (a) the Prior Registration Rights Agreement (as defined in Section 2.10);

           (b)  the Letter of Intent (as defined in Section 3.7);

           (c)  the Pledge Agreement (as defined in Section 3.8); and

           (d)  the Stockholders' Agreement (as defined in Section 3.9).

     6.12  No Material Adverse Change.   There shall have been no material
adverse change or decline in value in the business, properties, condition (financial or otherwise), results of operations, or prospects of the Company (or in any aspect or portion thereof) since the date of this Agreement.

     6.13 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     6.14 Release of Security. Prior to the Closing Date, the Company shall have provided to Parent evidence satisfactory to Parent that any and all Encumbrances held by any Person with respect to any capital stock or securities of any of the Acquired Corporations have been fully

                                      40.

discharged and that all of the capital stock of each of the Acquired Corporations is free and clear of all Encumbrances. In the event such Encumbrances cannot be discharged without repayment of any loan or advance made to an Acquired Corporation by any Person, on or prior to the Closing Date, the Company shall have provided to Parent evidence satisfactory to Parent that any and all loans or other advances made by any Person in favor of any of the Acquired Corporations has been paid in full and any Encumbrances held by any Person with respect to any assets of the Acquired Corporations has been fully discharged.

     6.15 Conversion of Preferred Stock. All shares of Company Preferred Stock shall have converted into shares of Company Common Stock pursuant to their existing terms and conditions.

     6.16 Compliance With (S)3(a)(10) of the Securities Act. The North Carolina Secretary of State shall have issued an approval under the Fairness Hearing Law (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to the Fairness Hearing Law) for the issuance of the Parent Common Stock to be issued in the Merger, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

7.   Conditions Precedent to Obligations of the Company

     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

     7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any disclosure of exceptions to such representations and warranties or any materiality or similar qualifications contained in such representations and warranties); provided, however, that any inaccuracy in a Section set forth in Article 4 of this Agreement that, when combined with all such inaccuracies in such Section, would have an adverse affect on Parent of less than $50,000 shall not constitute a failure to satisfy this Section 7.1.

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3   Documents.  The Company shall have received the following documents:

           (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in a form acceptable to the Company;

           (b) a certificate executed by Parent and containing the representation and warranty of Parent that each of the representations and warranties set forth in Section 4

                                      41.

accurate in all respects as of the Closing Date (subject to such exceptions as are necessary for accuracy) as if made of the Closing Date; and

          (c) a certificate executed by the Secretaries of Parent and Merger Sub attaching and certifying as to the current Certificates of Incorporation and Bylaws of Parent and Merger Sub and the resolutions of the Boards of Directors and stockholders of Parent and Merger Sub approving this Agreement and the transactions relating thereto.

     7.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

     7.5 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     7.6 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     7.7 Compliance With (S)3(a)(10) of the Securities Act. The North Carolina Secretary of State shall have issued an approval under the Fairness Hearing Law (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to the Fairness Hearing Law) for the issuance of the Parent Common Stock to be issued in the Merger, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied.

8.   Termination

     8.1  Termination Events.  This Agreement may be terminated prior to the
Closing:

          (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

          (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of any of the Acquired Corporations or any of the stockholders of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

          (c) by Parent if the Closing has not taken place on or before May 31, 2000 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

          (d) by the Company if the Closing has not taken place on or before May 31, 2000 (other than as a result of any failure on the part of one of the Acquired

                                      42.

Corporations to comply with or perform any covenant or obligation of such Acquired Corporation as set forth in this Agreement); or

          (e)  by the mutual written consent of Parent and the Company.

     8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to
Section 8.1(b) or Section 8.1(d), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     8.3  Effect of Termination.  If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither any of the Acquired Corporations nor Parent shall be relieved of any obligation or liability arising from any prior willful breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and (c) each of the parties shall, in all events, remain bound by and continue to be subject to Section 5.3.

9.   Indemnification, Etc.

     9.1  Survival of Representations, Etc.

          (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Company Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Stockholders' Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. Notwithstanding the foregoing, any such notice asserting an inaccuracy in or breach of any representation or warranty concerning matters that are subject to resolution through the audit process must be delivered to the Stockholders' Agent prior to the earlier of (i) the date the audit of Parent for the fiscal year ended December 31, 2000 is completed or (ii) the first anniversary of the Closing Date, in which case the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. The representations and warranties made by Parent and Merger Sub in Sections 4.4 and 4.5 shall survive the Closing and shall expire on the first anniversary of the Closing Date. All other representations and warranties made by Parent and Merger Sub in this Agreement shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to

                                      43.

such representations and warranties shall thereupon cease; provided, however, that this provision shall not limit any rights or claims based on fraudulent or intentional misrepresentation.

          (b) Except for information expressly set forth in an update to the Disclosure Schedule (identified as such), the representations, warranties made by the Company, and the covenants and obligations of each of the Acquired Corporations, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

     9.2  Indemnification by Stockholders.

          (a) From and after the Effective Time (but subject to Sections 9.1(a) and 9.2(b)), the stockholders of the Company who shall have received, or shall be entitled to receive, Parent Common Stock pursuant to Section 1.5 (the "Indemnitors"), severally but not jointly, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse (through the Escrow Shares or otherwise) each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 made as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but with giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing, except to the extent such update(s) disclose matters, either individually or in the aggregate, which relate to the representations and warranties of the Company set forth in Sections 2.3, 2.4, 2.9, 2.14 or 2.19 and which impact the value of the Acquired Corporations, taken as a whole, by an amount which equals or exceeds $250,000); (ii) any inaccuracy in or breach of any representation or warranty set forth in the Company Closing Certificate (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, but with giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing);
(iii) any breach of any covenant or obligation of each of Acquired Corporations (including the covenants set forth in Sections 3 and 5); or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)", "(ii)" or "(iii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this
Section 9).

          (b)  (i)    For greater certainty and notwithstanding anything set
forth in Section 9.2(a)(i), the parties hereby agree that to the extent any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing discloses matters, either individually or

                                      44.

in the aggregate, which relate to the representations and warranties of the Company set forth in Sections 2.3, 2.4, 2.9, 2.14 or 2.19 and which impact the value of the Acquired Corporations, taken as a whole, by an amount which equals or exceeds $250,000, such update(s) shall not be given effect in determining whether any inaccuracy in or breach of any representation or warranty set forth in Section 2 made as of the date of this Agreement has occurred and Parent shall be entitled to full indemnification for Damages incurred in accordance with this
Section 9 on such basis.

               (ii)   Any obligation on the part of an Indemnitor pursuant to
Section 9.2(a) shall be satisfied by the delivery of shares of Parent Common Stock valued at the Average Parent Common Stock Price (the "Stock Delivery Obligation"). In satisfying the Stock Delivery Obligation the amount of Damages, for any claim, shall be divided by the Average Parent Common Stock Price and the resulting number shall be the number of shares of Parent Common Stock to be delivered by the Indemnitors. Under the Stock Delivery Obligation, the Indemnitors shall deliver shares of Parent Common Stock and the Indemnitees shall be required to accept shares of Parent Common Stock in all cases valued at the Average Parent Common Stock Price, regardless of the fair market value of shares of Parent Common Stock at time of such delivery or acceptance, and regardless of whether any Indemnitor has disposed of any of the shares of Parent Common Stock received in the Merger.

          (c) The Company acknowledges and agrees that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

          (d) Deductible. The Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2(a) until such time as the total amount of all Damages (including the Damages arising from any inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $250,000 in the aggregate. (If the total amount of such Damages exceeds $250,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $250,000.)

          (e)  Maximum Liability.

               (i)    Parent may assert a claim for Damages under clauses (i) or
(ii) of Section 9.2(a) exceeding the value of all of the Escrow Shares (such value being determined pursuant to Section 5 of the Escrow Agreement) only in respect of any representation or warranty set forth in Section 2.3, 2.6, 2.9,
2.14 or 2.19 (each a "Specified Representation").

               (ii) The maximum liability (including under Section 9.2(e)(i)) of each Indemnitor to the Indemnitees for Damages relating to all breaches by the Company of Specified Representations, covenants or other provisions contained in this Agreement shall be limited to an

                                      45.

amount equal to the product of (x) such Indemnitor's Pro Rata Allocation, (y) 1,000,000 and (z) the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market for each of the five consecutive trading days ending on the trading day immediately preceding the Closing.

          (f) Exclusions from Limitations. The limitations that are set forth in Sections 9.2(d) and 9.2(e) shall not apply in the case of fraud or intentional misrepresentation; provided, however, that in no event shall any Indemnitor's liability exceed the amount equal to the result of the multiplication of the Average Parent Common Stock Price by the number of shares of Parent Common Stock received by such Indemnitor in the Merger.

     9.3 No Contribution. Each Indemnitor waives, and acknowledges and agrees that he shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Merger Sub or any of the Acquired Corporations in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement or the Company Closing Certificate.

     9.4 Interest. Any Indemnitor who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Indemnitor first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Indemnitor to such Indemnitee is fully satisfied by such Indemnitor) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

     9.5 Mitigation of Loss. Indemnitees shall use their reasonable efforts to mitigate any Damages in connection with an indemnity claim made pursuant to
Section 9.2(a) with the scope to be as required by applicable law. If the amount of Damages, at any time prior to or subsequent to the payment thereof by an Indemnitor to an Indemnitee pursuant to this Section 9 is reduced pursuant to any insurance coverage, the amount of such reduction (net of (i) any out-of-pocket expenses, (ii) increases in premiums or (iii) any deductible incurred in obtaining such reduction) shall promptly be repaid by the Indemnitee to the Indemnitor. Notwithstanding any other provision in this Agreement including this Section 9.5, there shall be no affirmative obligation or duty on the part of either Parent or Merger Sub to obtain insurance with respect to any aspect of their respective business, operations or assets.

     9.6 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub or any of the Acquired Corporations, against Parent or against any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this
Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Stockholders' Agent. If Parent so proceeds with the defense of any such claim or Legal Proceeding:

                                      46.

          (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the Indemnitors;

          (b) each Indemnitor shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

          (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Stockholders' Agent (as defined in Section 10.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Stockholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger Sub or any of the Acquired Corporations and shall keep the Stockholders' Agent informed at all stages thereof; provided, however, that any failure on the part of Parent to so notify or inform the Stockholders' Agent shall not limit any of the obligations of the Indemnitors under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders' Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders' Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld).

     9.7 Setoff. In addition to any rights of setoff or other similar rights that Parent or any of the other Indemnitees may have at common law or otherwise, Parent shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 9 or pursuant to any other provision of this Agreement from any amount otherwise payable by any Indemnitee to the Stockholders' Agent or any stockholder of the Company; provided, however, that any such right of Parent shall be subject to the limitations set forth in
Section 9.2(e).

     9.8 Exclusive Remedy. Subject to the rights of the Indemnitees set forth in Section 9.7, the Indemnitors shall not be liable or responsible in any manner whatsoever to Indemnitees, whether for indemnification or otherwise, except for indemnity as expressly provided in this Section 9 and this Section 9 provides the exclusive remedy and cause of action of Indemnitees against any Indemnitor with respect to any matter arising out of or in connection with this Agreement; provided, however, no claim against an Indemnitor for fraud or intentional misrepresentation by such Indemnitor shall be subject to the limitations of this paragraph or this Section 9, other than as set forth in the proviso set forth in
Section 9.2(f).

     9.9 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

                                      47.

10.  Miscellaneous Provisions

     10.1 Stockholders' Agent. By virtue of their approval of the Merger, stockholders of the Company hereby irrevocably appoint Alan Taetle as their agent for purposes of Sections 6 and 9 (the "Stockholders' Agent"), and Alan Taetle hereby accepts his appointment as the Stockholders' Agent. Parent shall be entitled to deal exclusively with the Stockholders' Agent on all matters relating to Sections 6 and 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders' Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders' Agent, as fully binding upon such Stockholder.

     10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     10.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to any of the Acquired Corporation's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, (d) the consummation of the Merger; provided, however, that, to the extent the total amount of all such fees, costs and expenses incurred by or for the benefit of any of the Acquired Corporations (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of any of the Acquired Corporations or other Persons in connection with the consummation of the transactions contemplated by this Agreement, but excluding a $365,000 bonus payable to Kip A. Frey and severance payments to employees of the Company payable pursuant to Acquired Corporation Contracts existing as of the date of this Agreement) exceeds the sum of $150,000 and the Banker Transaction Fee prior to the Closing, the Company shall ensure that such fees, costs and expenses shall be borne and paid by the stockholders of the Company and not by any of the Acquired Corporations, and (e) the filing of the pre-merger notification and report forms relating to the Merger under the HSR Act.

     10.4 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the

                                      48.

prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):




                    If to Parent or Merger Sub:

                    Siebel Systems, Inc.
                    1855 South Grant Street
                    San Mateo, CA 94402
                    Attention: Vice President, Legal Affairs
                    Facsimile Number:  (650) 295-5116

                    If to the Company:

                    OpenSite Technologies, Inc.
                    2800 Meridian Parkway
                    Durham, NC 27713
                    Attention: President
                    Facsimile Number: (919) 287-0310

                    If to the Stockholders' Agent or any of the Indemnitors:

                    Alan Taetle
                    4200 Northside Parkway
                    Building 9
                    Atlanta, GA 30327
                    Facsimile Number: (404) 239-9250


     10.6 Confidentiality. Without limiting the generality of anything contained in Section 5.3, on and at all times after the Closing Date, the Company (and the Company shall cause each

                                      49.

of the Subsidiaries) to keep confidential, and not use or disclose to any other Person, any non-public document or other non-public information in each Acquired Corporation's possession that relates to the business of such Acquired Corporation or Parent.

     10.7 Time of the Essence. For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

     10.8 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     10.10 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     10.11 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Company's stockholders (to the extent set forth in Section 1.5); the holders of assumed Company Options (to the extent set forth in Section 1.6); Parent; Merger Sub; the other Indemnitees (subject to Section 9.9); and the respective successors and assigns (if any) of the foregoing. After the Closing Date, Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights (but not its obligations hereunder) under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

     10.12 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

                                      50.

     10.13  Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     10.14 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

     10.15 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of Parent, Merger Sub, the Company and the Stockholders' Agent (acting exclusively for and on behalf of all of the Merger Stockholders); and (b) after the Closing Date, on behalf of Parent and the Stockholders' Agent (acting exclusively for and on behalf of all of the Merger Stockholders).

     10.16 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     10.17 Parties in Interest. Except for the provisions of Sections 1.5, 1.6, 9, and 10.20, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     10.18 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement executed on behalf of Parent on and the Company on November 3, 1999 shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Mutual Non-Disclosure Agreement is terminated in accordance with its terms.

                                      51.

     10.19  Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections", "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

     10.20 Rule 144 (c) For the benefit of the Persons identified on Exhibit G(b) only, the Company will use reasonable efforts to file in a timely manner any reports required to be filed by it under the Securities Act and the Exchange Act in order to effect compliance under Rule 144 (c) promulgated under the Securities Act until the close of business on the first anniversary of the Effective Time.

                                      52.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                              Siebel Systems, Inc.,
                              a Delaware corporation


                              By: /s/ Howard H. Graham

                              Printed Name: Howard H. Graham

                              Title:  Senior Vice President, Finance and
                              Administration, Chief Financial Officer


                              OS Acquisition Corp.,
                              a Delaware corporation


                              By: /s/ Howard H. Graham

                              Printed Name: Howard H. Graham

                              Title: Director


                              OpenSite Technologies, Inc.,
                              a Delaware corporation


                              By: /s/ Kip Frey

                              Printed Name: Kip Frey

                              Title: CEO


                              Stockholders' Agent


                              By: /s/ Alan Taetle

                              Printed Name: Alan Taetle

                                   EXHIBIT A
                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Acquired Corporations. "Acquired Corporations" shall mean the Company and all of the Subsidiaries.

     Acquired Corporation Contract. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any of its assets is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of any of the Acquired Corporations' business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of any of the Acquired Corporations (other than Company Common Stock issued to employees of the Company, upon exercise of Company Options and other than Company Common Stock issued to stockholders of the Company upon the conversion of Company Preferred Stock), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of any of the Acquired Corporations (other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of any of the Acquired Corporations; or

          (c) any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Corporations.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

     Awareness of the Company. Information shall be deemed to be in the "Awareness of the Company" if that information is actually known or reasonably should have been known by any Identified Person.

     Banker Transaction Fee. "Banker Transaction Fee" shall mean the transaction fee and expenses due and payable under the letter agreement dated January 11, 2000 by and between the Company and Goldman, Sachs & Co.

                                     A-1.

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Escrow Shares. "Escrow Shares" shall mean the shares of Parent Common Stock deliverable to the escrow agent under the Escrow Agreement pursuant to
Section 1.8(a).

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

                                     A-2.

     Governmental Authorization.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     Identified Person.  "Identified Person" shall mean any of the following:

     (a)  any director, officer or employee of the Company;

     (b)  any attorney or accountant engaged by the Company; or

     (c) any stockholder of the Company represented on the Board of Directors of the Company.

     Indemnitees.  "Indemnitees" shall mean the following Persons:  (a) Parent;
(b) Parent's current and future affiliates (including Merger Sub and, following the Merger, the Company); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Company's stockholders shall not be deemed to be "Indemnitees."

     Key Stockholders.  "Key Stockholders" shall mean the following Persons:
Michael Brader-Araje, Mark Jauquet, Kip A. Frey, Linda Medure, Tim Oakley, James
R. Ford, Noro-Moseley Partners IV, L.P., Noro-Mosely Partners IV-B, L.P., Auction Ventures LLC, Societe General Capital Corporation, GE Capital Equity Investments, Inc., Intersouth Partners IV, L.P., Southeast Interactive Technology Fund II, Wakefield Group II, LLC, CNET, Inc., and Bandrowski Enterprises LLC and, if he or she becomes a stockholder of the Company prior to the Closing, Doug Kubel, Tom Hanlon III, Grace Ueng Trombetta and Rick Widin.

     knowledge; best of knowledge. Information shall be deemed to be known to the "best of knowledge" or to the "knowledge" of the Company if that information is actually known or reasonably should have been known by any officer, director or employee of the Company, in each case after due inquiry by such persons.

     Known Information Event.  "Known Information Event" shall mean any event
(i) that occurs between the date of this Agreement and Scheduled Closing Time;
(ii) over which no

                                     A-3.

Acquired Corporation nor Identified Person has or had any control; and (iii) that primarily relates to or arises from information in the Awareness of the Company prior to the date of this Agreement.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on an Acquired Corporation if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company Closing Certificate but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on such Acquired Corporation's business, condition, assets, liabilities, operations, financial performance or overall prospects.

     Merger Stockholder. "Merger Stockholder" shall mean each stockholder of Company that does not perfect its appraisal rights and is otherwise entitled to receive shares of Parent Common Stock pursuant to Section 1.5.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Pro Rata Allocation. "Pro Rata Allocation" shall mean, for any Indemnitor, the fraction resulting from the division of the number of shares of Company Stock held by such Indemnitor immediately prior to the Effective Time by the total number of shares of Company Stock outstanding immediately prior to the Effective Time.

                                     A-4.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Subsidiaries. "Subsidiaries" shall have the meaning attributed to that term in Section 2.1.

     Substantial Adverse Effect. An inaccuracy, breach, violation or other matter will be deemed to have a "Substantial Adverse Effect" on an Acquired Corporation if such inaccuracy, breach, violation or other matter (considered together with all other inaccuracies, breaches, violations or other matters that would constitute exceptions to the representations or warranties set forth in the Agreement, the Company Closing Certificate or in any other agreement or instrument delivered to Parent in connection with the transactions contemplated by this Agreement) constitutes, or could reasonably be expected to have, an adverse effect on such Acquired Corporation's business, condition, assets, liabilities, operations, financial performance or overall prospects (or all of such considered together) exceeding $1,000,000 in value.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     Unknown Information Event. "Unknown Information Event" shall mean any event (i) that occurs between the date of this Agreement and Scheduled Closing Time; (ii) over which no Acquired Corporation nor any Identified Person has or had any control; and (iii) that primarily relates to or arises from information not in the Awareness of the Company prior to the date of this Agreement.

                                     A-5.